Exhibit 19.1
New Jersey Resources Corporation
Policy Regarding the Purchase and Sale of New Jersey Resources Corporation Securities
(Revision Date: May 10, 2017; Review Date: April 16, 2025)

The Policy Regarding the Purchase and Sale of New Jersey Resources Corporation Securities (the “Policy”) has been established to assure that directors, officers and employees of New Jersey Resources Corporation and its subsidiaries (collectively referred to as “NJR” or the “Company”) do not violate legal prohibitions on “insider trading” of NJR securities.

In accordance with the following requirements, it is the policy of the Company that no director, officer or employee should unlawfully use or profit from non-public information about the Company.

A.General Requirements

1.Federal and state securities laws generally impose upon insiders — corporate officers, directors and employees and other fiduciaries — possessing material non-public information a “disclose or abstain” rule. This means that the insider must abstain from trading in the Company’s securities unless the information has been publicly disclosed and sufficient time has elapsed for the information to be “absorbed” by the investing public.

Since insiders are not generally in a position to act on their own to disclose material non-public information without violating their fiduciary duty of confidentiality to the Company and causing the Company substantial harm, the “disclose or abstain” rule should be regarded as imposing an obligation not to trade in Company securities at any time when one is in possession of material non-public information.

2.“Material non-public information” is generally considered to be information, positive or negative, not available to the general public that would be expected to affect the decision of a reasonable investor contemplating whether to purchase, sell or hold Company securities. Information is also material if it could reasonably be expected to have a substantial effect on the market price of the Company’s securities. Information may be material for this purpose even if it would not alone determine the investor’s decision. Whether particular information is “material” at a particular time may involve complex factual and legal analysis, and an individual should consider as material any information that would be important enough to affect a decision to buy or sell Company securities.

Examples of non-public information which is normally considered to be material includes information related to stock splits and other actions relating to capital structure, possible acquisitions, business combinations or asset sales, major management changes, dividend rate changes, the proposed issue or repurchase of Company securities, information concerning earnings or similar financial information, new major contracts and the commencement of or significant developments in litigation or ratemaking proceedings, as well as other important corporate developments. Such information continues to be “non-public” information until disclosed to the general public.

3.Any director, officer or employee who is in possession of material non-public information is an “insider.” This includes not only directors and officers, but also non-management employees and persons outside the Company, such as spouses, friends, brokers, etc., who may have acquired the “inside” information directly or through tips.

4.In order to assure that directors, officers, employees and other insiders do not violate the legal prohibition on “insider trading,” the following procedures have been established. These procedures should not, however, be viewed as exhaustive, and anyone who is uncertain as to whether a proposed transaction in Company securities would violate these insider trading procedures should consult with the General Counsel before engaging in it. All directors, officers and all others who have regular contact with the Board of Directors of the Company should consult with the General Counsel before engaging in any transactions in Company securities.

B.Specific Requirements

1.Directors, officers and employees shall maintain as confidential and shall not disclose material non-public information to any third party (including members of their families), except as part of an official Company disclosure such as a news release or a required filing with the Securities and Exchange Commission or other federal or state governmental agency.

2.In order to ensure adequate dissemination of financial information to the general public prior to trading, directors, officers, members of the Reporting Committee (the “RC”) and other insiders, in addition to being subject to all of the other limitations in this Policy, may only engage in transactions in Company securities during the period commencing on the third business day after public release of annual or quarterly financial information of NJR and ending on the fifth business day before the end of the fiscal quarter (the “Trading Window”). The General Counsel may also require persons in addition to directors, officers and the RC to comply with the restrictions of this paragraph and may determine that no transactions shall take place during all of or a part of the Trading Window. Affected persons shall be notified of any such requirement or determination by the General Counsel.

3.Insiders shall not engage in transactions of NJR securities while in possession of material non-public information. If, at any time during the open Trading Window, a director, officer, member of the RC or other employee of the Company becomes aware of material non-public information, he or she shall immediately notify the General Counsel and further shall refrain from engaging in transactions in Company securities. Such persons may resume transactions in Company securities 48 business hours after the inside information has been publicly disclosed unless they are otherwise prohibited from doing so under this Policy.

4.This Policy shall not prohibit directors, officers or members of the RC (or others who may be subject to restrictions under this Policy) from engaging in the following transactions outside of the Trading Window (“Permissible Transactions”):
•Transactions made under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b-5(-1)(c) (17 C.F.R. §240.10b5-1(c)) and approved in advance and in writing by the Company’s Legal Department (“10b5-1 Plan”).
•Granting bona fide gifts of Company stock.
•Exercising options and holding all the shares, (i.e., other than a cashless exercise or any other market sale for the purpose of generating cash needed to pay the exercise price of an option).
•Acquiring shares of Company stock through the dividend reinvestment features of the Company’s Automatic Dividend Reinvestment Plan (DRP), including purchases of shares resulting from a periodic contribution of money to the DRP pursuant to the election made at the time of enrollment in the DRP (voluntary purchases of Company stock resulting from optional cash payments to the DRP and new elections to participate in the plan or increase the amount of cash contributed by payroll deduction to the DRP are not Permissible Transactions).
•Acquiring shares of Company stock through other similar non-discretionary, regular investment programs of the Company such as the Directors’ Deferral Plan or Executive Compensation Deferral Plan.
•Acquiring shares through the Employees’ Retirement Savings Plan (“401(k) Plan”) as a result of periodic contributions to the 401k Plan pursuant to a payroll deduction election. However, the following are not Permissible Transactions when the Trading Window is closed: elections made under the 401(k) Plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) to borrow money against a 401(k) Plan account if the loan will result in a liquidation of some or all of the Company stock fund balance or (d) to pre-pay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund.
•A director, officer or employee who has entered into a 10b5-1 Plan must report to the General Counsel (i) all transactions made pursuant to the 10b5-1 Plan and (ii) the completion or termination of the 10b5-1 Plan.

5.No director, officer or member of or subject matter expert to the Benefits Administration Committee of the Company may engage in transactions in any Company securities during any period when all employees are prohibited from engaging in transactions in the 401(k) Plan. Each person subject to this prohibition will be advised in writing prior to the start of any prohibited period.

6.Any questions concerning the interpretation of the foregoing rules, including whether particular information is material or has been publicly disclosed, should be referred to the General Counsel prior to engaging in a transaction in Company securities.

C.Hedging and Other Prohibited Insider Transactions

Directors, officers and employees of the Company are prohibited from engaging in short-term and other speculative transactions in NJR’s securities. Specifically, directors, officers and other employees shall not engage in any of the following transactions. The list of prohibited transactions below is illustrative only and does not include every kind of short-term or other speculative transaction that violates this Policy.

1.Short Sales. Short sales of NJR securities demonstrate an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of NJR securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales involving their company’s stock.

2.Publicly Traded Options. Publicly traded options generally are instruments in the form of options (puts, calls, etc.) used for hedging and similar transactions that are publicly traded, and do not include the options to buy NJR stock issued by NJR to its directors, officers and employees. A transaction in publicly traded options is, in effect, a bet on the short-term movement of a company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in these options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving NJR securities, on an exchange or in any other organized market, are prohibited.

3.Hedging Transactions. Certain forms of hedging or monetization transactions (such as zero-cost collars, forward-sale contracts, equity swaps and exchange funds) allow a holder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as NJR’s other stockholders. For these reasons, hedging or monetization transactions involving NJR securities are prohibited.

4.Margin Accounts. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the customer is aware of material, non-public information or otherwise is not permitted to trade in NJR securities (based on Section 16 of the Exchange Act that prohibits “short-swing” trading by insiders or otherwise), directors, officers and other employees are prohibited from holding NJR securities in a margin account.

D.Pledges

Directors, officers and certain employees, as designated by the General Counsel, are prohibited from pledging Company securities. If an employee (other than an officer) is prohibited from pledging NJR securities, the General Counsel shall inform the employee accordingly.
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